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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the following Registration
Statements: (i) Form S-8 (No. 33-52148) pertaining to the Ultramar Diamond Shamrock Corporation 1992 Long-Term Incentive Plan, (ii) Form S-8 (No. 33-62894) pertaining to the Ultramar Diamond Shamrock Corporation Restricted
Share Plan for Directors, (iii) Form S-8 (No. 333-19131) pertaining to the Diamond Shamrock, Inc. 1987 Long-Term Incentive Plan and the Diamond Shamrock, Inc. Long-Term Incentive Plan, (iv) Form S-3 (Nos. 333-28737, 333-28737-02, 333-28737-04, 333-46775, 333-46775-01 and 333-46775-02) pertaining to the universal shelf registration of Ultramar Diamond Shamrock Corporation, UDS Capital II and UDS Funding II, L.P., (v) Form S-8 (No. 333-27697) pertaining to the Ultramar Diamond Shamrock Corporation Non-Employee Director Equity Plan,
(vi) Form S-8 (No. 333-27699) pertaining to the Ultramar Diamond Shamrock Corporation 1996 Long-Term Incentive Plan, (vii) Form S-8 (No. 333-27701) pertaining to the Ultramar Diamond Shamrock Corporation 401(k) Retirement Savings Plan, and (viii) Form S-8 (No. 333-27703) pertaining to the Ultramar Diamond Shamrock Corporation Non-Qualified 401(k) Plan of our report dated February 7, 1997 with respect to the consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) of Ultramar Diamond Shamrock Corporation (formerly Ultramar Corporation) for the year ended December 31, 1996 included in this Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young LLP

San Antonio, Texas
March 29, 1999